Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment, dated as of December 1, 2007 (this “Amendment”), to the Rights Agreement, dated as of April 18, 2000 (the “Rights Agreement”), is made between Activision, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a limited trust organized under the laws of the State of New York (the “Rights Agent”).  Capitalized terms not otherwise defined herein have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Company, Vivendi, S.A., a société anonyme organized under the laws of France (“Vivendi”), VGAC LLC, a limited liability company organized under the laws of the State of Delaware (“Vivendi LLC”), Vivendi Games, Inc., a Delaware corporation (“Games”), and Sego Merger Corporation, a Delaware corporation (“Merger Sub”), have proposed to enter into a Business Combination Agreement (“BCA”) in order to combine the respective businesses of Games and the Company, pursuant to which, among other things, (i) Vivendi shall purchase (the “Share Purchase”) from the Company a number of newly issued shares of common stock, par value $0.000001 per share, of the Company (“Company Common Stock”) and (ii) Merger Sub shall be merged with and into Games (the “Merger” and, together with the Share Purchase, the “Combination Transactions”) pursuant to which (x) each share of common stock, par value $0.01 per share, of Games (“Games Common Stock”) shall be converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio (as defined in the BCA) and (y) Games shall become a wholly-owned subsidiary of the Company;

WHEREAS, upon consummation of the Combination Transactions, Vivendi shall beneficially own a majority of the issued and outstanding shares of the Company Common Stock;

WHEREAS, the Board of Directors of the Company has approved and adopted the BCA, determined that the BCA and the transaction contemplated thereby, including the Combination Transactions, are advisable to, fair to and in the best interests of the Company and its stockholders and, in connection with the execution of the BCA, that it is in the best interests of the Company and its stockholders to amend the Rights Agreement;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to provide that neither Vivendi nor any of its affiliates shall be deemed an Acquiring Person, no Distribution Date shall be deemed to occur, and no Rights will otherwise become exercisable as a result of the execution and delivery of the BCA, the public announcement of such execution and delivery or the consummation of the transactions contemplated by the BCA, including the Combination Transactions; and

WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Rights Agreement as of the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1.             The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Rights Agreement, to execute this Amendment.

2.             The Rights Agreement is hereby amended by adding a new Section 35 to the Rights Agreement, which shall read in its entirety as follows:

“Section 35.           Certain Exceptions.  Notwithstanding anything to the contrary contained herein, (i) none of Vivendi, S.A., a société anonyme organized under the laws of France (“Vivendi”) nor any of its Affiliates or Associates shall become, or be deemed to be, individually or collectively, an Acquiring Person, a Beneficial Owner of Common Stock or an Affiliate or Associate of an Acquiring Person by virtue of the approval, execution and delivery of, the public announcement of such approval, execution and delivery, or the performance of, the Business Combination Agreement, dated as of December   , 2007, by and among the Company, Vivendi, VGAC LLC, Vivendi Games, Inc., and Sego Merger Corporation (as it may be amended from time to time, the “BCA”), or the consummation of the Combination Transactions (as defined in the BCA) or the other transactions contemplated by the BCA, (ii) no triggering event under Sections 11 or Section 13 shall occur or be deemed to occur, in each case, as a result of the approval, execution and delivery of, the public announcement of such approval, execution and delivery, or the performance of, the BCA, or the consummation of the Combination Transactions or the other transactions contemplated by the BCA, and (iii) no Distribution Date shall occur, in each case, as a result of the approval, execution and delivery of, the public announcement of such approval, execution and delivery, or the performance of, the BCA, or the consummation of the Combination Transactions or the other transactions contemplated by the BCA.”

3.             The Rights Agreement is hereby further amended by adding a new Section 36 to the Rights Agreement, which shall read in its entirety as follows:

“Section 36.           Termination.  Notwithstanding anything to the contrary contained herein, this Agreement shall terminate upon the consummation of the transactions contemplated by the BCA and all rights hereunder shall be extinguished.”

4.             This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely within the State of Delaware.

5.             This Amendment shall be deemed effective immediately prior to the execution and delivery of the BCA. Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6.             This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the date first above written.

ACTIVISION, INC.

By:	/s/ Robert A. Kotick
Robert A. Kotick
Chief Executive Officer

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY
as Rights Agent

By:	/s/ Michael Mullings
Michael Mullings
Vice President